                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                                FREEMARKETS, INC.
                                -----------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
                     ---------------------------------------
                         (Title of Class of Securities)


                                    356602102
                                    ---------
                                 (CUSIP Number)




                                December 31, 1999
                     ---------------------------------------
                          (Date of Event which Requires
                            Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed

[   ] Rule 13d-1(b)
[ x ] Rule 13d-1(c)
[   ] Rule 13d-1(d)

CUSIP No. 356602102
          ---------

--------------------------------------------------------------------------------
1)       Names of Reporting Persons
         I.R.S. Identification Nos. of Above Persons

         CSM Partners

--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group

         (a)
            --------------------------------------------------------
         (b)       X
            --------------------------------------------------------
--------------------------------------------------------------------------------
3)       SEC Use Only___________________________________________________________

4)       Citizenship or Place of Organization           Pennsylvania
                                             -----------------------------------

--------------------------------------------------------------------------------
Number of                  5)       Sole Voting Power                 0
Shares                                               ---------------------------
Beneficially               -----------------------------------------------------
Beneficially               6)       Shared Voting Power       2,319,912
Owned by Each                                          -------------------------
Reporting                  -----------------------------------------------------
Person With                7)       Sole Dispositive Power            0
                                                          ----------------------
                           -----------------------------------------------------
                           8)       Shared Dispositive Power  2,319,912
                                                            --------------------
--------------------------------------------------------------------------------
9)       Aggregate Amount Beneficially Owned by Each Reporting
         Person                                               2,319,912
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
10)      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                ----------------------------------
--------------------------------------------------------------------------------
11)      Percent of Class Represented by Amount in Row (11)         6.7%
                                                           ---------------------
--------------------------------------------------------------------------------
12)      Type of Reporting Person (See Instructions)                 PN
                                                    ----------------------------

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CUSIP No. 356602102
          ---------

--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification
         Nos. of Above Persons

         Roger F. Meyer

--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group

         (a)
            --------------------------------------------------------
         (b)       X
            --------------------------------------------------------

--------------------------------------------------------------------------------
3)       SEC Use Only __________________________________________________________

4)       Citizenship or Place of Organization          Pennsylvania
                                             -----------------------------------
--------------------------------------------------------------------------------
Number of                  5)       Sole Voting Power                 0
Shares                                               ---------------------------
Beneficially               -----------------------------------------------------
Owned by Each              6)       Shared Voting Power       2,319,912
Reporting                                              -------------------------
Person With                -----------------------------------------------------
                           7)       Sole Dispositive Power            0
                                                          ----------------------
                           -----------------------------------------------------
                           8)       Shared Dispositive Power  2,319,912
                                                            --------------------
--------------------------------------------------------------------------------
9)       Aggregate Amount Beneficially Owned by Each Reporting
         Person                                               2,319,912
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
10)      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                ----------------------------------
--------------------------------------------------------------------------------
11)      Percent of Class Represented by Amount in Row (11)         6.7%
                                                           ---------------------
--------------------------------------------------------------------------------
12)      Type of Reporting Person (See Instructions)                 IN
                                                    ----------------------------

CUSIP No. 356602102
          ---------

--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification
         Nos. of Above Persons

         Timothy M. Inglis


--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group

         (a)
            --------------------------------------------------------
         (b)       X
            --------------------------------------------------------

--------------------------------------------------------------------------------
3)       SEC Use Only

4)       Citizenship or Place of Organization                  Pennsylvania
                                             -----------------------------------

--------------------------------------------------------------------------------
Number of                  5)       Sole Voting Power                  0
Shares                                               ---------------------------
Beneficially               -----------------------------------------------------
Owned by Each              6)       Shared Voting Power        2,319,912
Reporting                                              -------------------------
Person With                -----------------------------------------------------
                           7)       Sole Dispositive Power             0
                                                          ----------------------
                           -----------------------------------------------------
                           8)       Shared Dispositive Power   2,319,912
                                                            --------------------
--------------------------------------------------------------------------------
9)       Aggregate Amount Beneficially Owned by Each Reporting
         Person                                                2,319,912
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
10)      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                ----------------------------------
--------------------------------------------------------------------------------
11)      Percent of Class Represented by Amount in Row (11)          6.7%
                                                           ---------------------
--------------------------------------------------------------------------------
12)      Type of Reporting Person (See Instructions)                  IN
                                                    ----------------------------

CUSIP No. 356602102
          ---------

--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification
         Nos. of Above Persons

         Cordelia S. May


--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group

         (a)
            --------------------------------------------------------
         (b)       X
            --------------------------------------------------------

--------------------------------------------------------------------------------
3)       SEC Use Only

4)       Citizenship or Place of Organization                  Pennsylvania
                                             -----------------------------------

--------------------------------------------------------------------------------
Number of                  5)       Sole Voting Power                  0
Shares                                               ---------------------------
Beneficially               -----------------------------------------------------
Owned by Each              6)       Shared Voting Power        2,319,912
Reporting                                              -------------------------
Person With                -----------------------------------------------------
                           7)       Sole Dispositive Power             0
                                                          ----------------------
                           -----------------------------------------------------
                           8)       Shared Dispositive Power   2,319,912
                                                            --------------------
--------------------------------------------------------------------------------
9)       Aggregate Amount Beneficially Owned by Each Reporting
         Person                                                2,319,912
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
10)      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                ----------------------------------
--------------------------------------------------------------------------------
11)      Percent of Class Represented by Amount in Row (11)          6.7%
                                                           ---------------------
--------------------------------------------------------------------------------
12)      Type of Reporting Person (See Instructions)                  IN
                                                    ----------------------------

CUSIP No. 356602102
          ---------

--------------------------------------------------------------------------------
1)       Names of Reporting Persons S.S. or I.R.S. Identification
         Nos. of Above Persons

         CSM Trust


--------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group

         (a)
            --------------------------------------------------------
         (b)       X
            --------------------------------------------------------

--------------------------------------------------------------------------------
3)       SEC Use Only

4)       Citizenship or Place of Organization                  Pennsylvania
                                             -----------------------------------

--------------------------------------------------------------------------------
Number of                  5)       Sole Voting Power                  0
Shares                                               ---------------------------
Beneficially               -----------------------------------------------------
Owned by Each              6)       Shared Voting Power        2,319,912
Reporting                                              -------------------------
Person With                -----------------------------------------------------
                           7)       Sole Dispositive Power             0
                                                          ----------------------
                           -----------------------------------------------------
                           8)       Shared Dispositive Power   2,319,912
                                                            --------------------
--------------------------------------------------------------------------------
9)       Aggregate Amount Beneficially Owned by Each Reporting
         Person                                                2,319,912
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
10)      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                ----------------------------------
--------------------------------------------------------------------------------
11)      Percent of Class Represented by Amount in Row (11)          6.7%
                                                           ---------------------
--------------------------------------------------------------------------------
12)      Type of Reporting Person (See Instructions)                  OO
                                                    ----------------------------

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                             INTRODUCTORY STATEMENT

Item 1(a)         Name of Issuer:

                  Freemarkets, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  One Oliver Plaza, 22nd Floor
                  210 Sixth Avenue
                  Pittsburgh, PA  15222

Item 2(a)         Name of Persons Filing:

                  CSM Partners, Roger F. Meyer, Timothy M. Inglis, Cordelia S. May, CSM Trust

Item 2(b) Address of Principal Business Office or, if none, Residence:

                  Two Gateway Center, Suite 1800
                  Pittsburgh, PA  15222

Item 2(c)         Citizenship:

                  CSM Partners:  Pennsylvania
                  Roger F. Meyer:  Pennsylvania
                  Timothy M. Inglis:  Pennsylvania
                  Cordelia S. May:  Pennsylvania
                  CSM Trust:  Pennsylvania

Item 2(d)         Title of Class of Securities:

                  Common Stock, $0.01 par value

Item 2(e)         CUSIP Number:

                  356602102

Item 3 If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c),check whether the person filing is a:

                  (a) [__] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

                  (b) [__] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

                  (c) [__] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

                  (d) [__] Investment company registered under Section 8 of the Investment Company Act of 1940
                                    (15 U.S.C. 80a-8).

                  (e) [__] An investment adviser in accordance with Rule 13d-1(b)(1)(E).

                  (f) [__] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

                  (g) [__] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

                  (h) [__] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

                  (i) [__] A church plan that is excluded from the definition of an investment company under
                                    Section 3(c)(14) of the Investment Company
                                    Act of 1940 (15 U.S.C. 80a-13).

                  (j) [__]          Group, in accordance with Rule
                                    13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box
[x].

Item 4   Ownership.

         (a)      Amount beneficially owned:
                  See the response(s) to Item 9 on the attached cover page(s)

         (b)      Percent of Class:
                  See the response(s) to Item 11 on the attached cover page(s).

         (c)      Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                  (ii) Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                  (iii) Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                  (iv) Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not applicable

Item 6.           Ownership of More than Five Percent on Behalf of
                  Another Person

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable.

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, correct and complete.



Date:  February 10, 2000            CSM PARTNERS

                                    By:      /S/Roger F. Meyer
                                        -----------------------------
                                    Title: Partner

                                    By:      /S/Timothy M. Inglis
                                        -----------------------------
                                    Title: Partner

                                    CSM TRUST

                                    By:      /S/Roger F. Meyer
                                        -----------------------------
                                    Title: Trustee

                                    By:      /S/Timothy M. Inglis
                                        -----------------------------
                                    Title: Trustee

                                    By:      /S/Roger F. Meyer
                                        -----------------------------
                                             Roger F. Meyer

                                    By:      /S/Timothy M. Inglis
                                        -----------------------------
                                             Timothy M. Inglis

                                    CORDELIA S. MAY

                                    By:      /S/Roger F. Meyer
                                        -----------------------------
                                    Name:    Roger F. Meyer,
                                             Attorney-in-fact

                                INDEX TO EXHIBITS



Exhibit No.       Exhibit
-----------       -------

   99.1 Joint Filing Agreement, dated February 10, 2000, among CSM Partners, CSM Trust, Roger F. Meyer, Timothy M. Inglis, and Cordelia S. May

                                                                    Exhibit 99.1

                             JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock, $0.01 par value, of Freemarkets, Inc., and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.


Date:  February 10, 2000                       CSM PARTNERS

                                               By:      /S/Roger F. Meyer
                                                  ----------------------------
                                               Title: Partner

                                               By:      /S/Timothy M. Inglis
                                                  ----------------------------
                                               Title: Partner

                                               CSM TRUST

                                               By:      /S/Roger F. Meyer
                                                  ----------------------------
                                               Title: Trustee

                                               By:      /S/Timothy M. Inglis
                                                  ----------------------------
                                               Title: Trustee

                                               By:      /S/Roger F. Meyer
                                                  ----------------------------
                                                        Roger F. Meyer

                                               By:      /S/Timothy M. Inglis
                                                  ----------------------------
                                                        Timothy M. Inglis

                                               CORDELIA S. MAY

                                               By:      /S/Roger F. Meyer
                                                  ----------------------------
                                               Name:    Roger F. Meyer,
                                                        Attorney-in-fact